As filed with the Securities and Exchange Commission on January 18, 2022.
Registration No. 333-259457

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7 to
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FGI Industries Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	3430 (Primary Standard Industrial Classification Code Number)	98-1603252 (I.R.S. Employer Identification Number)

906 Murray Road
East Hanover, NJ 07869
(973) 428-0400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John Chen
Executive Chairman
FGI Industries Ltd.
906 Murray Road
East Hanover, NJ 07869
(973) 428-0400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James M. Fischer Jonathan R. Zimmerman Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 (612) 776-7000	Stephen E. Older Rakesh Gopalan David S. Wolpa McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York 10020 (212) 548-2100
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(2)(7)
Units consisting of:	$23,000,000	$2,132.10
(i) Ordinary shares, $0.0001 par value per share(3)(5)
(ii) Warrants to purchase ordinary shares, $0.0001 par value per share(5)
Ordinary shares, $0.0001 par value per share, underlying warrants included in the Units(3)(6)	$23,000,000	$2,132.10
Representative Warrants
Ordinary shares underlying Representative Warrants(3)(4)	$460,000	$42.65
Total	$46,460,000	$4,306.85

(1)
Includes ordinary shares and/or warrants that the underwriters have the option to purchase.

(2)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on an estimate of the proposed maximum offering price.

(3)
In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)
We have agreed to issue to the representative of the several underwriters warrants to purchase the number of ordinary shares (the “Representative Warrants”) in the aggregate equal to two percent (2%) of the ordinary shares to be issued and sold in this offering. The Representative Warrants are exercisable on a cashless basis at a price equal to the public offering price.

(5)
No fee pursuant to Rule 457(i) under the Securities Act.

(6)
There will be issued warrants to purchase one ordinary share. The warrants are exercisable at a per share exercise price equal to the public offering price of one ordinary share.

(7)
The Registrant previously paid registration fees totaling $3,797.00 in connection with the Registration Statement, and the additional amount of $509.85 is being paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
FGI Industries Ltd. is filing this Amendment No. 7 to its registration statement on Form S-1 (File No. 333-259457) (the “Registration Statement”) solely to file certain exhibits to the Registration Statement. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement and the signature page to the Registration Statement. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of our ordinary shares being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and The Nasdaq Capital Market listing fee.
Item	Amount
SEC registration fee	$4,307
FINRA filing fee	3,500
Nasdaq Capital Market listing fee	5,000
Printing expenses	200,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	125,000
Underwriter Expense Reimbursement	157,500
Miscellaneous expenses	4,693
Total	$1,500,000
Item 14.   Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities.
As part of its incorporation and the Reorganization, the Company issued to Foremost a total of seven million shares. As of the date of this registration statement, the Company has not issued or sold any other unregistered securities since January 1, 2018.
Item 16.   Exhibits and Financial Statement Schedules.
a.
Exhibits.   See Exhibit Index attached to this registration statement, which is incorporated by reference herein.

b.
Financial statement schedule.   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.   Undertakings.
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index
Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement
3.1**	Memorandum and Articles of Association
3.2**	Form of Amended and Restated Memorandum and Articles of Association
4.1**	Specimen Ordinary Share Certificate
4.2**	Form of Representative’s Warrant
4.3**	Form of Registration Rights Agreement with Foremost Groups Ltd.
4.4	Form of Warrant Agent Agreement
4.5	Form of Warrant included in the units offered hereby (included in Exhibit 4.4, as Exhibit A to the Warrant Agent Agreement)
5.1	Opinion of Faegre Drinker Biddle & Reath LLP
5.2	Opinion of Travers Thorp Alberga
10.1#**	Agreement for Co-operations, dated October 20, 2020, by and between FGI Industries, Inc. and Tangshan Huida Ceramic Group Co., Ltd.
10.2**	Form of Shared Services Agreement, by and between FGI Industries, Inc. and Foremost Home Industries, Inc.

Exhibit Number	Exhibit Description
10.3**	Form of Shared Services Agreement, by and between FGI Industries Ltd. and Foremost Worldwide Co., Ltd.
10.4**	Form of Global Sourcing and Purchase Agreement, by and between FGI Industries Ltd. and Foremost Worldwide Co., Ltd.
10.5**	Form of Sales and Purchase Agreement, by and between FGI International Ltd. and Foremost Groups Ltd.
10.6+**	FGI Industries Ltd. Employee Stock Purchase Plan
10.7+**	FGI Industries Ltd. 2021 Equity Incentive Plan
10.8+**	Form of Restricted Stock Unit Award Agreement
10.9+**	Form of Non-Qualified Stock Option Agreement
10.10+**	Form of Director Retainer Agreement
10.11+**	Form of Employment Agreement by and between FGI Industries Ltd. and of David Bruce
10.12+**	Form of Employment Agreement by and between FGI Industries Ltd. and of Perry Lin
10.13**	Form of Indemnification Agreement by and between FGI Industries Ltd. and its individual directors
10.14**	Business Loan Agreement, by and between East West Bank and FGI Industries, Inc. (f/k/a Foremost Groups, Inc.), dated April 23, 2012 (as amended).
21.1**	Subsidiaries of the Registrant
23.1**	Consent of Marcum LLP, an Independent Registered Public Accounting Firm
23.2	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)
23.3	Consent of Travers Thorp Alberga (included in Exhibit 5.2)
24.1**	Power of Attorney (included on the signature page to the initial registration statement)

**
Previously filed.

#
Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).

+
Indicates management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in East Hanover, New Jersey, on the 18th day of January, 2022.
FGI Industries Ltd.
By:	/s/ John Chen Name: John Chen Title: Executive Chairman
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
* David Bruce	Chief Executive Officer and Director (Principal Executive Officer)	January 18, 2022
* Perry Lin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 18, 2022
/s/ John Chen John Chen	Executive Chairman and Director	January 18, 2022
* Todd Heysse	Director	January 18, 2022
* Kellie Zesch Weir	Director	January 18, 2022
* Jae Chung	Director	January 18, 2022
*By	/s/ John Chen John Chen, Attorney-in-fact